Schedule 13D                                                         Page 1 of 1


================================================================================
SEC 1746   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(11-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
================================================================================


                                                     ===========================
                                                            OMB APPROVAL
                                                     ===========================
                                                     OMB Number:  3235-0145
                                                     ===========================
                                                     Expires:  December 31, 2005
                                                     ===========================
                                                     Estimated average burden
                                                     hours per response. . .  11
                                                     ===========================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                              CLICK COMMERCE, INC.
================================================================================
                                (Name of Issuer)

                 COMMON STOCK WITH PAR VALUE OF $.001 PER SHARE
================================================================================
                         (Title of Class of Securities)

                                   18681D-10-9
================================================================================
                                 (CUSIP Number)

                                  DEVEN PAREKH
                       INSIGHT VENTURE ASSOCIATES III, LLC
                                680 FIFTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 230-9200
================================================================================
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                FEBRUARY 3, 2004
================================================================================
             (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

        NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13D                                                         Page 2 of 2


CUSIP No.        18681D-10-9

--------------------------------------------------------------------------------
             1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                 Insight Venture Associates III, LLC
--------------------------------------------------------------------------------
             2.  Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)
                 (b) X
--------------------------------------------------------------------------------
             3.  SEC Use Only
--------------------------------------------------------------------------------
             4.  Source of Funds (See Instructions)  WC
--------------------------------------------------------------------------------
             5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
             6.  Citizenship or Place of Organization:   Insight Venture
                 Associates III, LLC is organized under the laws of  the State of Delaware
--------------------------------------------------------------------------------
Number of    7.  Sole Voting Power  0
Shares       -------------------------------------------------------------------
Beneficially 8.  Shared Voting Power   1,047,445
Owned by     -------------------------------------------------------------------
Each         9.  Sole Dispositive Power 0
Reporting    -------------------------------------------------------------------
Person With  10. Shared Dispositive Power 1,047,445
--------------------------------------------------------------------------------
             11. Aggregate Amount Beneficially Owned by Each
                 Reporting Person         1,047,445
--------------------------------------------------------------------------------
             12. Check if the Aggregate Amount in Row (11) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------
             13. Percent of Class Represented by Amount in Row (11)  12.6%
--------------------------------------------------------------------------------
             14. Type of Reporting Person (See Instructions)

                 OO

Schedule 13D                                                         Page 3 of 3


CUSIP No.        18681D-10-9

--------------------------------------------------------------------------------
             1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                 Insight Capital Partners III, L.P.
--------------------------------------------------------------------------------
             2.  Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)
                 (b) X
--------------------------------------------------------------------------------
             3.  SEC Use Only
--------------------------------------------------------------------------------
             4.  Source of Funds (See Instructions)  WC
--------------------------------------------------------------------------------
             5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
             6.  Citizenship or Place of Organization:   Insight Capital
                 Partners III, L.P. is organized under the laws of  the State of Delaware
--------------------------------------------------------------------------------
Number of    7.  Sole Voting Power  736,086
Shares       -------------------------------------------------------------------
Beneficially 8.  Shared Voting Power   0
Owned by     -------------------------------------------------------------------
Each         9.  Sole Dispositive Power 736,086
Reporting    -------------------------------------------------------------------
Person With  10. Shared Dispositive Power  0
--------------------------------------------------------------------------------
             11. Aggregate Amount Beneficially Owned by Each
                 Reporting Person          736,086
--------------------------------------------------------------------------------
             12. Check if the Aggregate Amount in Row (11) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------
             13. Percent of Class Represented by Amount in Row (11)  8.8%
--------------------------------------------------------------------------------
             14. Type of Reporting Person (See Instructions)

                 PN

Schedule 13D                                                         Page 4 of 4


CUSIP No.        18681D-10-9

--------------------------------------------------------------------------------
             1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                 Insight Capital Partners III-Co-Investors, L.P.
--------------------------------------------------------------------------------
             2.  Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)
                 (b) X
--------------------------------------------------------------------------------
             3.  SEC Use Only
--------------------------------------------------------------------------------
             4.  Source of Funds (See Instructions)  WC
--------------------------------------------------------------------------------
             5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
             6.  Citizenship or Place of Organization:   Insight Capital
                 Partners III-Co-Investors, L.P. is organized under the laws of the State of Delaware
--------------------------------------------------------------------------------
Number of    7.  Sole Voting Power  129,020
Shares       -------------------------------------------------------------------
Beneficially 8.  Shared Voting Power   0
Owned by     -------------------------------------------------------------------
Each         9.  Sole Dispositive Power 129,020
Reporting    -------------------------------------------------------------------
Person With  10. Shared Dispositive Power  0
--------------------------------------------------------------------------------
             11. Aggregate Amount Beneficially Owned by Each
                 Reporting Person          129,020
--------------------------------------------------------------------------------
             12. Check if the Aggregate Amount in Row (11) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------
             13. Percent of Class Represented by Amount in Row (11)  1.5%
--------------------------------------------------------------------------------
             14. Type of Reporting Person (See Instructions)

                 PN

Schedule 13D                                                         Page 5 of 5


CUSIP No.        18681D-10-9

--------------------------------------------------------------------------------
             1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                 Insight Capital Partners (Cayman) III, L.P.
--------------------------------------------------------------------------------
             2.  Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)
                 (b) X
--------------------------------------------------------------------------------
             3.  SEC Use Only
--------------------------------------------------------------------------------
             4.  Source of Funds (See Instructions)  WC
--------------------------------------------------------------------------------
             5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
             6.  Citizenship or Place of Organization:   Insight Capital
                 Partners (Cayman) III, L.P. is organized under the laws of the Cayman Islands
--------------------------------------------------------------------------------
Number of    7.  Sole Voting Power  182,339
Shares       -------------------------------------------------------------------
Beneficially 8.  Shared Voting Power   0
Owned by     -------------------------------------------------------------------
Each         9.  Sole Dispositive Power 182,339
Reporting    -------------------------------------------------------------------
Person With  10. Shared Dispositive Power  0
--------------------------------------------------------------------------------
             11. Aggregate Amount Beneficially Owned by Each
                 Reporting Person          182,339
--------------------------------------------------------------------------------
             12. Check if the Aggregate Amount in Row (11) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------
             13. Percent of Class Represented by Amount in Row (11)  2.2%
--------------------------------------------------------------------------------
             14. Type of Reporting Person (See Instructions)

                 PN

Schedule 13D                                                         Page 6 of 6


CUSIP No.        18681D-10-9

--------------------------------------------------------------------------------
             1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                 Jeffrey Horing
--------------------------------------------------------------------------------
             2.  Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)
                 (b) X
--------------------------------------------------------------------------------
             3.  SEC Use Only
--------------------------------------------------------------------------------
             4.  Source of Funds (See Instructions)  PF
--------------------------------------------------------------------------------
             5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
             6.  Citizenship or Place of Organization:  USA
--------------------------------------------------------------------------------
Number of    7.  Sole Voting Power  15,805
Shares       -------------------------------------------------------------------
Beneficially 8.  Shared Voting Power   1,047,445
Owned by     -------------------------------------------------------------------
Each         9.  Sole Dispositive Power  15,805
Reporting    -------------------------------------------------------------------
Person With  10. Shared Dispositive Power  1,047,445
--------------------------------------------------------------------------------
             11. Aggregate Amount Beneficially Owned by Each
                 Reporting Person          1,063,250
--------------------------------------------------------------------------------

             12. Check if the Aggregate Amount in Row (11) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------

             13. Percent of Class Represented by Amount in Row (11)  12.7%
--------------------------------------------------------------------------------
             14. Type of Reporting Person (See Instructions)

                 IN

Schedule 13D                                                         Page 7 of 7


CUSIP No.        18681D-10-9

--------------------------------------------------------------------------------
             1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                 Jerry Murdock
--------------------------------------------------------------------------------
             2.  Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)
                 (b) X
--------------------------------------------------------------------------------
             3.  SEC Use Only
--------------------------------------------------------------------------------
             4.  Source of Funds (See Instructions)  PF
--------------------------------------------------------------------------------
             5. Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
             6.  Citizenship or Place of Organization:  USA
--------------------------------------------------------------------------------
Number of    7.  Sole Voting Power  52,693
Shares       -------------------------------------------------------------------
Beneficially 8.  Shared Voting Power   1,047,445
Owned by     -------------------------------------------------------------------
Each         9.  Sole Dispositive Power  52,693
Reporting    -------------------------------------------------------------------
Person With  10. Shared Dispositive Power  1,047,445
--------------------------------------------------------------------------------
             11. Aggregate Amount Beneficially Owned by Each
                 Reporting Person          1,100,138
--------------------------------------------------------------------------------

             12. Check if the Aggregate Amount in Row (11) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------

             13. Percent of Class Represented by Amount in Row (11)  13.2%
--------------------------------------------------------------------------------
             14. Type of Reporting Person (See Instructions)

                 IN

Schedule 13D                                                         Page 8 of 8


         Preliminary Note:
         ----------------

         This Amendment No. 4 to Schedule 13D is being filed to report (i) the disposition of beneficial ownership of 25,000 shares of common stock (the "Common Stock"), of Click Commerce, Inc., a Delaware corporation (the "Issuer"), by Insight Capital Partners III, L.P, Insight Capital Partners III-Co-Investors, L.P. and Insight Capital Partners III (Cayman), L.P. (collectively, the "Insight Funds") and (iii) the determination that Scott Maxwell, Deven Parekh and Peter Sobiloff are not reporting persons obligated to file a Schedule 13D. This Amendment No. 4 supplements and amends the Amendment No. 3 to Schedule 13D originally filed with the Securities and Exchange Commission (the "Commission") relating to the Common Stock on December 23, 2003, Amendment No. 2 to Schedule 13D originally filed with the relating to the Common Stock on May 6, 2003 (the "Amendment No. 2"), the Amendment No. 1 to Schedule 13D originally filed with the Commission on April 15, 2003 (the "Amendment No. 1") and the Schedule 13D originally filed with the Commission relating to the Common Stock on March 6, 2003 (the "Original Filing"). Only those items that are hereby reported are amended. All other items remain unchanged. All capitalized terms shall have the meanings assigned to them in the Original Filing or the Amendment No. 1, unless otherwise indicated herein.

Item 5. Interest In Securities of the Issuer

         Item 5 has been amended and restated to read as follows:

         Based on 8,336,643 shares of Common Stock as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 2003:

     (a)

         (i)    Amount beneficially owned

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                   1,047,445
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                      736,086
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.         129,020
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.             182,339
                ----------------------------------------------------------------
                Jeffrey Horing                                        1,063,250
                ----------------------------------------------------------------
                Jerry Murdock                                         1,100,138
                ----------------------------------------------------------------
                ----------------------------------------------------------------
                Aggregate as of February 5, 2004                      1,115,943
                                                                      ---------
                ----------------------------------------------------------------

         (ii)   Percent of Class

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                       12.6%
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                         8.8%
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.            1.5%
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.                2.2%
                ----------------------------------------------------------------
                Jeffrey Horing                                            12.7%
                ----------------------------------------------------------------
                Jerry Murdock                                             13.2%
                ----------------------------------------------------------------
                ----------------------------------------------------------------
                Aggregate as of February 5, 2004                          13.4%
                                                                          -----
                ----------------------------------------------------------------


     (b) Number of Shares as to which the person has:

         (i)    Sole power to vote or to direct the vote

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                           0
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                      736,086
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.         129,020
                ----------------------------------------------------------------

Schedule 13D                                                         Page 9 of 9


                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.             182,339
                ----------------------------------------------------------------
                Jeffrey Horing                                           15,805
                ----------------------------------------------------------------
                Jerry Murdock                                            52,693
                ----------------------------------------------------------------
                ----------------------------------------------------------------
                Aggregate as of February 5, 2004                      1,115,943
                                                                      ---------
                ----------------------------------------------------------------

         (ii)   Shared power to vote or direct the vote

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                   1,047,445
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                            0
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.               0
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.                   0
                ----------------------------------------------------------------
                Jeffrey Horing                                        1,047,445
                ----------------------------------------------------------------
                Jerry Murdock                                         1,047,445
                ----------------------------------------------------------------
                ----------------------------------------------------------------
                Aggregate as of February 5, 2004                      1,047,445
                ----------------------------------------------------------------

         (iii)  Sole power to dispose or direct the disposition of

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                           0
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                      736,086
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.         129,020
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.             182,339
                ----------------------------------------------------------------
                Jeffrey Horing                                           15,805
                ----------------------------------------------------------------
                Jerry Murdock                                            52,693
                ----------------------------------------------------------------
                ----------------------------------------------------------------
                Aggregate as of February 5, 2004                      1,115,943
                                                                      ---------
                ----------------------------------------------------------------


         (iv)   Shared power to dispose or direct the disposition of

                ----------------------------------------------------------------
                Insight Venture Associates III, LLC                   1,047,445
                ----------------------------------------------------------------
                Insight Capital Partners III, L.P.                            0
                ----------------------------------------------------------------
                Insight Capital Partners III Co-Investors, L.P.               0
                ----------------------------------------------------------------
                Insight Capital Partners (Cayman) III, L.P.                   0
                ----------------------------------------------------------------
                Jeffrey Horing                                        1,047,445
                ----------------------------------------------------------------
                Jerry Murdock                                         1,047,445
                ----------------------------------------------------------------
                ----------------------------------------------------------------
                Aggregate as of February 5, 2004                      1,047,445
                ----------------------------------------------------------------

     (c) The following is a list of transactions in the Common Stock that were effected during the past 60 days or since the most recent filing of Schedule 13D, whichever is less, by the persons named in response to Item 5(a), above:
N/A


-----------------------------------------------------------------------------------------------------------------
                                                   Type of Transaction                         Price Per Share
Name                Transaction Date                 (Purchase/Sale)               Shares
----                ----------------                 --------------                ------
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------


     (d) To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Issuer.

     (e) It is inapplicable for the purposes herein to state the date on which a Reporting Person ceased to be the owner of more than five percent (5%) of the shares of the Common Stock.

Schedule 13D                                                       Page 10 of 10


Item 7. Material to Be Filed as Exhibits

         Item 7 is hereby amended by adding the following exhibit:

         Exhibit 99.1:     Joint Filing Agreement Confirmation.

Schedule 13D                                                       Page 11 of 11


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

INSIGHT VENTURE ASSOCIATES III, LLC

February 5, 2004
-----------------------------------------------
Date

/s/ Deven Parekh
-----------------------------------------------
Signature

Deven Parekh/Managing Member
-----------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS III, L.P.

February 5, 2004
-----------------------------------------------
Date

/s/ Deven Parekh
-----------------------------------------------
Signature

Deven Parekh/Managing Member
-----------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS III CO-INVESTORS, L.P.

February 5, 2004
-----------------------------------------------
Date

/s/ Deven Parekh
-----------------------------------------------
Signature

Deven Parekh/Managing Member
-----------------------------------------------
Name/Title

INSIGHT CAPITAL PARTNERS (CAYMAN) III, L.P.

February 5, 2004
-----------------------------------------------
Date

/s/ Deven Parekh
-----------------------------------------------
Signature

Schedule 13D                                                       Page 12 of 12


Deven Parekh/Managing Member
-----------------------------------------------
Name/Title

JEFFREY HORING

February 5, 2004
-----------------------------------------------
Date

*
-----------------------------------------------
Signature

Jeffrey Horing
-----------------------------------------------
Name/Title

JERRY MURDOCK

February 5, 2004
-----------------------------------------------
Date

*
-----------------------------------------------
Signature

Jerry Murdock
-----------------------------------------------
Name/Title

*BY:  /s/ Deven Parekh
    ----------------------
    Deven Parekh

    * ATTORNEY-IN-FACT